EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Crown Media Holdings Announces Financial Results
for First Quarter 2003

     GREENWOOD VILLAGE, Colo. — May 6, 2003 - Crown Media Holdings, Inc. (NASDAQ: CRWN) today reported its operating results for the three months ended March 31, 2003.

Operating Highlights for the Quarter

•	Crown Media’s net revenue in the first quarter of 2003 increased 6% to $42.0 million, from $39.5 million in the prior year’s first quarter. Advertising revenues for the quarter totaled $22.4 million, an increase of 53% from the first quarter of 2002.

•	Hallmark Channel subscribers increased 16% to 105.8 million worldwide as of March 31, 2003, from 91.5 million subscribers as of March 31, 2002. The channel ended the quarter with 51.3 million subscribers in the United States and 54.5 million international subscribers across 122 countries. Subscribers to our domestic channel increased 14%, and subscribers to our international channels increased 17% over the first quarter 2002.

•	After five consecutive months of growth from October 2002 through March 2003, Hallmark Channel U.S. announced its highest quarter, month and day ever for audience delivery. For the first quarter 2003, Hallmark Channel U.S. increased total day household ratings by 67% and audience delivery by 70% as compared to the first quarter 2002. In March 2003, the channel ranked fourth for total day ratings and audience delivery growth, increasing 67% and 84% respectively over March 2002 among all ad-supported networks (behind CNN, FNC and MSNBC). The network recorded its highest total day performance to date on March 31st, driven by a 9-hour movie marathon and averaging a 1.2 rating. Ratings continue to be strong, with the channel announcing its highest rated telecast ever with a 2.7 rating for the April 7th world premiere of the original movie Love Comes Softly.

•	Internationally, the channel continues to achieve record ratings in certain key markets. In Spain, a new locally driven schedule was introduced in March 2003, resulting in a 70% increase in household ratings over January and February results. Ratings for the Australian channel for March 2003 have increased 160% for total day and 180% for primetime as compared to March 2002, demonstrating growing audience loyalty to the channel as we have expanded our programming of original movies and mini-series with popular Australian dramas.

•	Hallmark Channel’s focus on the holidays kicked off 2003 in the U.S. with its second highest rated telecast for the February original movie Straight from the Heart, which was also the highest rated movie on all ad-supported cable networks for the night in the channel’s key demographic groups. Mother’s Day and Father’s Day promotions have been announced, featuring original movies and two unique cross-platform campaigns offering extensive affiliate and ad sales partnership opportunities. These promotions mark the U.S. channel’s most successful affiliate participation to date, reaching more than 24 million cable subscribers.

•	The channel continues to refine its programming strategy in the U.S., with the introduction of Disney movies on Friday nights. The newly acquired package of timeless Disney films contributed to the first quarter’s ratings success, many of which have achieved ratings of more than 0.9 household delivery since they have begun airing in February. The U.S. channel’s Saturday Western block continues to be strong, averaging a 0.9 household rating for the first quarter.

•	The company completed a tax sharing arrangement with Hallmark Cards in the first quarter, which will allow Hallmark Cards to benefit from future tax losses which may be generated by Crown Media. As a result, Hallmark Cards has agreed to pay 75% of these benefits to Crown Media in cash on a quarterly basis and the balance when Crown Media becomes a federal taxpayer. The company has received $21.3 million through April 30, 2003, related to this agreement, and expects to receive a total of between $40 and $50 million in 2003.

     “We are very excited and pleased with the remarkable start we have had in 2003,” stated David Evans, President and CEO of Crown Media. “In the U.S., each month of this quarter delivered unprecedented highs for household ratings and delivery of viewers in our key demographics. Original movies, newly acquired classics and unique holiday promotions have all contributed to these successes. Several of our key international markets are also experiencing significant audience growth.

     “Our outlook for the year is strong,” continued Mr. Evans, “with steady increases in distribution and continued growth in revenue, we are confident in our ability to achieve EBITDA break-even this year. The improved liquidity we are already realizing through our new agreement with Hallmark Cards will provide additional support for our long-term success.”

Financial Results

     Historical financial information is provided in tables at the end of this release.

     Operating Results

     Crown Media reported net revenue of $42.0 million for the first quarter of 2003, a 6% increase from $39.5 million for the first quarter of 2002. Subscriber fee revenue in the first quarter decreased 12% to $17.5 million, from $19.8 million in the prior year’s quarter, primarily as a result of amended long-term distribution agreements and amortization of subscriber acquisition fees. Advertising revenue increased 53% to $22.4 million during the quarter, from $14.6 million in the first quarter of 2002, reflecting increased distribution, an enhanced programming schedule, higher ratings for our channels and higher advertising rates, specifically in our domestic market. Licensing fees decreased to $3.5 million during the quarter, from $7.0 million in the prior year’s quarter due to timing of film deliveries. We expect our licensing fees to increase in second quarter 2003.

     For the first quarter of 2003, total cost of services decreased to $47.9 million from $49.7 million during the same quarter of 2002. Within cost of services, programming expenses decreased 1% quarter over quarter to $23.4 million. For the three months ended March 31, 2003, amortization of film assets decreased to $6.8 million from $7.2 million during the same quarter of 2002 due to decreased sales. We also expanded distribution and entered into new or revised agreements in the U.S. in 2002, which resulted in an increase in amortization of subscriber acquisition fees. This expense was $6.0 million in 2003 versus $4.2 million in 2002. Operating costs, which include playback, dubbing and subtitling, transponder and interstitial expenses, decreased 21% from $13.2 million to $10.5 million for the first quarter of 2003, primarily as a result of lower salary, benefit, satellite and transponder expenses resulting from our 2002 reorganization. Selling, general and administrative expenses decreased to $14.2 million for the three months ended March 31, 2003, from $16.6 million in the year earlier period. These decreases resulted from a reduction in salary, benefit, consulting and travel expenses. Marketing expenses decreased to $5.4 million for the three months ended March 31, 2003, from $9.8 million in the year earlier period primarily due to lower media buys for our domestic channel during first quarter 2003 as compared to first quarter 2002.

     The loss before interest, taxes, depreciation, and amortization totaled $10.1 million for the first quarter of 2003, compared to an EBITDA loss of $21.9 million for the same period last year. EBITDA loss is reconciled to net loss and cash used in operating activities in the table at the end of the press release. Cash used in operating activities totaled $48.3 million for the first quarter of 2003 compared to $56.8 million for the same period last year. The net loss for the three month period ended March 31, 2003, totaled $46.7 million, or $0.45 per share, compared to $56.0 million, or $0.54 per share, in the first quarter of 2002.

     Crown Media’s principal sources of funds are cash inflows from operations, cash on hand, available borrowings under a line of credit with HC Crown Corporation, a wholly-owned subsidiary of Hallmark Cards Incorporated, and periodic cash receipts under the new tax sharing agreement with Hallmark Cards, Incorporated. As of March 31, 2003, Crown Media had $20.5 million available under the HC Crown line of credit to support the cash needs of Crown Media’s operations. In addition, Crown Media expects that the tax sharing agreement will result in substantial cash receipts in 2003 and later years. We believe that the funds available from the line of credit and the tax sharing arrangement together with cash generated from operations are sufficient to fund our cash needs for the next 12 months. Crown Media would consider pursuing other ways to raise additional cash (which might include equity sales or debt), if needed, but there can be no assurance that such financings would be available.

Conference Call and Webcast to be Held May 6 at 11:00 a.m. ET

     Crown Media Holdings’ management will conduct a conference call this morning at 11:00 a.m. Eastern Time to discuss the first quarter 2003 results. Investors and interested parties may listen to the call via a live webcast accessible through the investor relations’ section of the Company’s web site at www.hallmarkchannel.com. To listen, please register and download audio software at the site at least 15 minutes prior to the start time. The webcast will be archived on the site, while a telephone replay of the call is available for 7 days beginning at 1:00 p.m. Eastern Time, May 6, at 888-286-8010 or 617-801-6888 (international callers), using reservation number 559908.

     About Crown Media Holdings

Crown Media Holdings, Inc. (NASDAQ: CRWN) owns and operates cable television channels dedicated to high quality, broad appeal, entertainment programming. The Company currently operates and distributes the Hallmark Channel in the U.S. and more than 120 countries. The combined channels have over 105 million subscribers worldwide. Significant investors in Crown Media Holdings include: Hallmark Entertainment Holdings, Inc., a subsidiary of Hallmark Cards, Incorporated, Liberty Media Corp., and J.P. Morgan Partners (BHCA), LP, each through their investments in Hallmark Entertainment Investments Co. which holds a controlling interest in the Company; as well as VISN Management Corp., a for-profit subsidiary of the National Interfaith Cable Coalition; and Hughes Electronics Corporation.

Forward-looking Statements

     Statements contained in this press release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management’s current expectations, estimates and projections. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those projected or implied in the forward-looking statements. Such risks and uncertainties include: competition for distribution of channels, viewers, advertisers, and the acquisition of programming; fluctuations in the availability of programming; fluctuations in demand for the programming Crown Media airs on its channels; unanticipated events affecting cash flow from operations; and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including the Risk Factors stated in the Company’s 10-K Report for the year ended December 31, 2002. Crown Media Holdings is not undertaking any obligation to release publicly any updates to any forward looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

                    Use of EBITDA

     Crown Media evaluates operating performance based on several factors, including EBITDA. Crown Media considers EBITDA an important indicator of the operational strength and performance of its businesses, including the ability to provide cash flows to service debt and fund capital expenditures. We believe it is common practice in our industry for investment bankers and other investors to use various multiples of current or projected EBITDA for purposes of estimating current or prospective enterprise value and as one of many measures of performance. Some investment analysts track the relationship of EBITDA to total debt as one measure of financial strength. Our EBITDA calculation eliminates the amount of non-cash depreciation of tangible assets, amortization of film assets (but not amortization of program license fees) and amortization of subscriber acquisition fees, interest expense and accretion and income taxes. However, EBITDA should be considered in addition to, not as a substitute for, historical operating income or loss, net loss, cash flow from operations and other measures of financial performance reported in accordance with accounting principles generally accepted in the United States.

     EBITDA differs significantly from cash flows used in operating activities reflected in the consolidated statement of cash flows. Cash flow used in operating activities is net of interest and taxes paid and is a more comprehensive determination of periodic income on a cash basis, exclusive of non-cash items of income and expenses such as depreciation and amortization. In contrast, EBITDA is derived from accrual basis income and is not reduced for cash invested in working capital. Consequently, EBITDA is not affected by the timing of receivable collections or when accrued expenses are paid. We are not aware of any uniform standards for determining EBITDA and believe presentations of EBITDA may not be calculated consistently by different entities in the same or similar businesses.

For additional information, please contact:

Mindy Tucker

Vice President, Corporate Development

Crown Media Holdings, Inc.

212.445.6788

mindytucker@hallmarkchannel.com

Crown Media Holdings, Inc.

Selected First Quarter Financial Information

($ in thousands, except per share data)

	Three Months Ended March 31,
	2003	2002

Subscriber fees	$17,470	$19,847
Advertising	22,009	13,400
Advertising from Hallmark Cards	350	1,170
Licensing fees	3,539	6,979
Other	34	13
Amortization of subscriber acquisition fees	(1,444)	(1,940)

Net revenues	41,958	39,469
Cost of services:
Affiliate programming	8,737	10,382
Non-affiliate programming	14,706	13,369
Amortization of film assets	6,777	7,248
Amortization of subscriber acquisition fees	5,996	4,247
Depreciation and amortization	1,185	1,186
Operating costs	10,492	13,225

Total cost of services	47,893	49,657
Selling, general and administrative expense	14,165	16,567
Marketing expenses	5,439	9,794
Depreciation and amortization	2,423	2,220

Loss from operations	$(27,962)	$(38,769)

Net loss	$(46,690)	$(56,010)

Net loss per share	$(0.45)	$(0.54)

Weighted average shares outstanding	104,465	104,212

Crown Media Holdings, Inc.

Unaudited Consolidated Balance Sheet Data

(In thousands)

	As of March 31,	As of December 31,
	2003	2002

ASSETS:
Cash and cash equivalents	$7,281	$335
Accounts receivable, less allowance for doubtful accounts	41,099	41,629
Program license fees, net of accumulated amortization	168,594	147,977
Films assets, net of accumulated amortization	780,535	786,826
Subscriber acquisition fees, net of accumulated amortization	133,686	140,265
Property and equipment, net of accumulated depreciation	33,618	35,612
Goodwill	314,033	314,033
Prepaids and other assets	23,281	25,585

Total assets	$1,502,127	$1,492,262

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Accounts payable and accrued liabilities	$68,959	$90,132
Subscriber acquisition fees payable	38,023	48,554
License fees payable	177,987	158,191
Payables to Hallmark affiliates	106,148	106,680
Notes and interest payable to HC Crown	54,915	5,010
Credit facility and interest payable	320,784	320,871
Convertible debt	49,322	47,916
Derivative liability	1,018	762
Guaranteed preferred beneficial interest in Crown Media Trust’s debentures	228,638	221,551
Preferred minority interest	25,000	25,000
Stockholders’ equity	431,333	467,595

Total liabilities and stockholders’ equity	$1,502,127	$1,492,262

Crown Media Holdings, Inc.

Selected First Quarter Financial Information

($ in thousands)

	Three Months Ended March 31,
	2003	2002

Net loss	$(46,690)	$(56,010)
Amortization of film assets	6,777	7,248
Amortization of subscriber acquisition fees	7,440	6,187
Depreciation and amortization	3,608	3,406
Guaranteed Preferred Beneficial Interest Expense	11,047	10,602
Interest expense and accretion	7,342	6,090
Income tax provision	339	549

Earnings before interest, taxes, depreciation and amortization	$(10,137)	$(21,928)

Programming, subtitling and dubbing amortization	24,794	24,211
Provision for allowance for doubtful account	1,328	570
Stock-based compensation	3	6
Changes in operating assets and liabilities:
Additions to program license fees	(45,115)	(44,609)
Additions to subscriber acquisition fees	(860)	(2,936)
Decrease in subscriber acquisition fees payable	(10,530)	(11,192)
Interest paid	(5,243)	(4,977)
Income taxes paid	(339)	(549)
Changes in other operating assets and liabilities, net of adjustments above	(2,244)	4,556

Cash used in operating activities	$(48,343)	$(56,848)